RETENTION AGREEMENT

This RETENTION AGREEMENT (this "Agreement") is made and entered into this 21st day of March, 2006 by RAYONIER INC., a North Carolina corporation having its principal office at 50 North Laura Street, Jacksonville, Florida (the "Company"), and PAUL G. BOYNTON (the "Executive").

W I T N E S S E T H

WHEREAS, the Executive has been and continues to be employed by the Company as a senior executive and has made and is expected to continue to make major contributions to the business of the Company; and

WHEREAS, in connection with the Company's conversion to a real estate investment trust as of January 1, 2004, some of the Company's business operations were transferred to one or more operating subsidiaries (as defined below, each an "Operating Subsidiary"); and

WHEREAS, the Executive would be eligible for certain payments and benefits under the Rayonier Inc. Executive Severance Pay Plan (the "Executive Severance Plan"), in the event of certain terminations of employment in the event of a change in control of the Company which benefits would not be available to Executive were there a termination of his employment in connection with a disposition or change in control of an Operating Subsidiary; and

WHEREAS, the Company desires to encourage the Executive to remain as an employee of the Company without distraction in circumstances arising from the possibility of a Disposition (as defined below) and to establish certain minimum severance benefits in the event of a termination of his employment in connection with a Disposition in an amount measured by the payments he would have received under the Executive Severance Plan were he entitled to benefits thereunder; and

WHEREAS, the parties entered into a Retention Agreement effective as of December 31, 2003 (the "2003 Agreement") providing for such severance benefits; and

WHEREAS, the 2003 Agreement will expire by its terms later this year and the parties now wish to extend and amend the provisions of the 2003 Agreement by replacing it with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive agree as follows:

1. Certain Defined Terms. Capitalized terms used herein and not defined shall have the meanings set forth in the Executive Severance Plan. The following terms shall have the following meanings when used in this Agreement with initial capital letters:

"Board" means the Board of Directors of the Company.

"Cause" and "Good Reason" have the same meaning as in the Executive Severance Plan except that: (a) the terms shall be applied to the employer of the Executive at the time of the applicable Termination or Qualifying Post-Disposition Termination, who may be an Operating Subsidiary or a Successor; and (b) "Disposition" shall be substituted for "Change in Control" in the definition of Good Reason.

"Company Affiliate" means any person in control of or under common control with or controlled by the Company

"Disposition" means the closing during the Term of (i) a sale or other disposition of all or substantially all of the assets of an Operating Subsidiary, (ii) a sale of a controlling interest in an Operating Subsidiary, (iii) a merger or consolidation of the Company or an Operating Subsidiary after which neither the Company nor a Company Affiliate retains a majority of the voting power in the surviving corporation, or (iv) any combination, contribution, sale or other transaction following which neither the Company nor a Company Affiliate holds a controlling interest in the entity holding the assets of an Operating Subsidiary; in the case of (i) or (ii) to a person other than a Company Affiliate.

"Operating Subsidiary" means any wholly-owned corporation, limited liability company or operating unit of the Company, whether or not organized as a separate entity under state law.

"Qualifying Post-Disposition Termination" means a termination of the Executive's employment by the Successor as described in Section 3(c) prior to the twelve (12) month anniversary of the Disposition where there was no prior Termination.

"Successor" means, following a Disposition, the subject Operating Subsidiary or controlling owner thereof, or any person or entity having taken ownership or control of substantially all of the assets of the subject Operating Subsidiary.

"Termination" means the termination of the Executive's employment with the Company, an Operating Subsidiary or any Company Affiliate during the Term under circumstances where the Executive has not been offered a substantially similar position with the Successor.

2. Term of Agreement. This Agreement shall commence as of March 21, 2006, and shall continue in effect until December 31, 2009 (the "Term"). Upon expiration of the Term, this Agreement shall lapse and be of no further effect; provided that, if at the expiration of the Term: (a) the Executive shall be receiving or entitled to receive Retention Severance Benefits (as defined in Section 3(a)) as a result of a Disposition, or (b) a Disposition shall have occurred but the period of time for a Qualifying Post-Disposition Termination shall not have lapsed, or (c) negotiations are in progress that conclude with the closing of a Disposition within six (6) months of the expiration of the Term; then this Agreement, and for all purposes hereunder the Term, shall continue in effect until all payments of Retention Severance Benefits due as a result of such Disposition shall have been made.

3. Available Benefits.

(a) Retention Severance Benefits. In the event of a Termination in connection with a Disposition or a Qualifying Post-Disposition Termination, the Executive shall be entitled to an amount equal to the Separation Benefits and Benefits Continuation Amounts calculated in the manner provided for in the Executive Severance Plan and, except as otherwise provided in this Agreement, payable as provided therein (collectively the "Retention Severance Benefits").

(b) Coordination with Executive Severance Plan. Should the Executive at any time become entitled to benefits under the Executive Severance Plan, any amounts payable under Sections 3(a) or 3(c) shall reduce on a dollar-for-dollar basis the amounts to which the Executive is entitled thereunder, but shall be deemed to have been paid pursuant thereto for all purposes. If the Executive Severance Plan terminates for any reason during the Term or otherwise while amounts are due to Executive hereunder, the terms of the Executive Severance Plan as in effect immediately prior to such termination shall be deemed incorporated herein by reference to the extent applicable hereto.

(c) Qualifying Post-Disposition Termination. If a Termination has not taken place because the Executive has been offered employment by the Successor and Executive has accepted such employment, then if the employment of the Executive by the Successor is terminated within twelve (12) months of the date of the Disposition (by the Executive for Good Reason or by the Successor other than for Cause), the Company shall pay to the Executive the Retention Severance Benefits as if a Termination had taken place on the date of the Disposition.

(d) Qualifying Post-Disposition Payment. If, at the request of the Company, the Executive is actively involved in completing a Disposition of an Operating Subsidiary, then upon the successful closing of such Disposition the Company shall pay to the Executive an amount, determined in the sole discretion of the Company, equal to not less than 80% nor more than 120% of the Retention Severance Benefits, calculated as if a Termination had taken place at the closing of the Disposition.

(e) No Gross-up. Notwithstanding the provisions of any other plan or agreement of the Company, payments made pursuant to this Section 3 shall not be grossed-up for any tax or other amount, unless and to the extent the amounts paid are treated as Separation Benefits or Benefits Continuation Amounts as provided in Section 3(b) and such amounts would otherwise have been subject to gross-up under the provisions of Section 7 of the Executive Severance Plan.

(f) Time of Payment. Notwithstanding any other provision of this Agreement or of the Executive Severance Plan, any payment due to Executive as a result of a Termination or a Qualifying Post-Disposition Termination shall not be paid prior to the time such payment can be paid to a "specified employee" under Section 409A of the Internal Revenue Code of 1986, as amended and in effect at the time and any successor thereto (together with the applicable regulations thereunder, the "Code"); provided that, under present law, this paragraph shall only apply if at such time Executive is considered a "specified employee" as such term is defined in Code Section 409A(a)(2)(B). In such circumstance, payment would be made as soon as practicable after the first day of the seventh month following the date of Executive's termination of employment (or earlier upon the death of the Executive).

4. Impact of Disposition on Outstanding Equity Awards. In the event a Disposition results in the Executive no longer being an employee of the Company, an Operating Subsidiary or a Company Affiliate, all of Executive's outstanding stock options under the Rayonier 1994 Incentive Stock Plan and the 2004 Rayonier Incentive Stock and Management Bonus Plan shall immediately vest and the Executive shall have a period equal to the lesser of (i) five (5) years from such vesting or (ii) as to each individual stock option grant, the remaining term of the options, in which to exercise the options. In addition, the restrictions on vesting of any restricted stock previously granted by the Company to the Executive shall be removed and such restricted stock shall immediately vest. The Executive shall remain eligible for awards, if any, which become payable under the Rayonier Performance Share Award Program, including the 2004, 2005 and 2006 Class Awards and any subsequent Class Awards in which the Executive may be selected to participate to the same extent as if the Executive were an active employee of the Company. In the event of a Disposition during the Term, this Section 4 shall remain in full force and effect until the earlier of (a) Executive's having received or exercised all subject equity awards or (b) five (5) years from the date of the accelerated vesting of options under this Section 4.

5. Termination for Cause. If prior to a Disposition the employment of the Executive is terminated (i) for Cause or otherwise by the Company or an Operating Subsidiary; or (ii) by reason of the Executive's death or Disability, this Agreement shall lapse and be of no further effect, and no benefits or other payments shall be payable hereunder. Nothing herein shall be deemed to be a contract of employment or be deemed to entitle Executive to continued employment by the Company or any Company Affiliate.

6. Release. No amount of the Retention Severance Benefits will be provided under this Agreement unless the Executive executes and delivers to the Company a mutual release, satisfactory to the Company, in which the Executive discharges and releases the Company and the Company's directors, officers, employees, and employee benefit plans from all claims (other than for benefits to which the Executive is entitled under this Agreement or any Company employee benefit plan) arising out of the Executive's employment or Termination and the Company discharges and releases the Executive from any and all claims arising out of the Executive's employment or termination of employment with the Company.

7. Confidentiality. Prior to and during the Term, the Company has disclosed and will disclose to the Executive its confidential or proprietary information (as defined in this Section 7) to the extent necessary for the Executive to carry out his duties on behalf of the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Board, during the Term or thereafter disclose to any person not employed by the Company (other than in the good faith performance of his duties on behalf of the Company), or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company. Confidential information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 7 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

8. Post-termination Assistance. The Executive agrees that after his employment with the Company has terminated, he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its affiliates is or may become a party; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and to pay the Executive reasonable compensation for his time and (ii) any such assistance may not unreasonably interfere with the then-current employment of the Executive.

9. Specific Enforceability. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under Sections 7 and 8 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

10. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, local or foreign taxes as the Company may be required to withhold pursuant to any law, regulation or ruling. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payments or benefits received pursuant to this Agreement.

11. Survival. The provisions of Sections 7, 8 and 9 shall survive the termination of this Agreement.

12. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests, or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand-delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or two (2) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State, to the extent not preempted by applicable federal law.

14. Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section, shall be settled by binding arbitration conducted in Jacksonville, Florida in accordance with the then existing rules for the arbitration of commercial disputes of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Section 14 shall be made within 180 days from the date that the dispute upon which the demand is based arose. The arbitrators may only award compensatory damages and are specifically not empowered to award punitive damages. The parties hereto intend that this Agreement to arbitrate be valid, enforceable and irrevocable without further consent or action by the parties.

15. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement (including, but not limited to, the 2003 Agreement which is hereby terminated effective as of the date hereof). Except as specifically provided for herein, any such prior or contemporaneous agreement shall be deemed superseded by this Agreement and shall be considered by the parties hereto as null and void. Except as specifically provided in Section 3(b) hereof, nothing in this Agreement shall be interpreted to modify the rights and benefits to which Executive may be entitled under the Executive Severance Plan at any time or from time to time, without regard to the existence of this Agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. In the event of the termination of the Executive Severance Plan, the terms thereof necessary for the calculation of amounts provided for herein shall be deemed incorporated herein by reference for that sole purpose.

16. Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope (including but not limited to term and geographic area) is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

17. Waiver. Failure by either party hereto to insist upon strict adherence to any one or more of the covenants or terms contained herein, on one or more occasions, shall not be construed to be a waiver nor will it deprive such party of the right to require strict compliance with the same thereafter.

18. Amendments. No amendments hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by all parties hereto.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first written above.

"Company"

RAYONIER INC.

By:_____________________________

W. Edwin Frazier, III

Senior Vice President, Administration

"Executive"

_____________________________

Paul G. Boynton